Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 720-772-0877
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

Vista Outdoor Reports First Quarter FY24 Financial Results

•Separation Remains on Track, with Outdoor Products CEO in Place, Expect to Spin in Calendar 2023 Q4
•Total Sales Were $693.3 Million; Outdoor Products Sales $316.7 Million; Sporting Products Sales $376.6 Million, Consistent With Previous Guidance
•Net Income and Adj. EBITDA of $58.1 Million and $126.2 Million; Margins of 8.4% and 18.2%, Respectively
•Outdoor Products' Cost Reduction and Earnings Improvement Program is Taking Hold as Operating Income Margins Increased 465 Basis Points and Adj. EBITDA Margins Increased 473 Basis Points Sequentially
•Reaffirming FY24 Guidance: Continue to Expect Sales of $2.85 Billion to $2.95 Billion and EBITDA Margins in the Range of 17.75% to 18.75%

ANOKA, Minn., July 26, 2023 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 41 renowned brands that design, manufacture and market sporting and outdoor lifestyle products to consumers around the globe, today reported financial results for the first quarter of Fiscal Year 2024 (FY24), which ended on June 25, 2023.

“We began the fiscal year with momentum, and it continued to build through the first quarter of fiscal year 2024. With the hiring of Eric Nyman, the new CEO of Outdoor Products, we have two highly talented and accomplished leaders sitting atop Sporting and Outdoor Products, and we are ready to take each organization to the next level,” said Gary McArthur, interim CEO, Vista Outdoor. "I will continue in my role as Interim CEO with a keen focus on preparing the company to be ready for our planned separation in the fourth quarter of calendar year 2023.

“The future is bright, but I’m especially excited about three key themes that guide our outlook. One, we delivered results as expected and previously communicated, despite market challenges. Two, our restructuring and profit improvement initiatives for Outdoor Products are taking hold and having a meaningful impact. Three, our Sporting Products business is performing as expected in a normalizing market, remaining disciplined and focused on what we can control.

“Based on the necessary steps taken recently to progress towards completing the expected separation, our company is now on the verge of a transformative period. We have accomplished several key milestones including confidentially submitting the second amendment to our Form 10, and we expect to publicly file the Form 10 in September. Our company has a strong foundation built on passionate people, great brands and a focused strategy that best positions Outdoor Products and Sporting Products as independent companies post-separation.”

"It is a privilege to join Vista Outdoor during this transformational time," said Eric Nyman, CEO of Outdoor Products. "The portfolio of preeminent brands present a truly incredible opportunity. I eagerly anticipate working with the team to prepare for the planned separation later this year, which I expect will unlock meaningful shareholder value and generate significant momentum for our people, brands, and shareholders, and propel us to new heights."

"On the Sporting Products side, the fiscal year is off to a strong start as we met our first quarter financial goals, delivering over 30% EBITDA margins and a healthy, profitable mix of sales in a normalizing market," said Jason Vanderbrink, CEO of Sporting Products. "Looking forward at our full fiscal year target, we expect we will be able to maintain EBITDA margins in the mid-twenties and support a healthy dividend post-Spin.”

For the three months ended June 25, 2023 versus the three months ended June 26, 2022:

•Sales decreased $109 million to $693 million, down 14 percent. Organic sales were $611 million, a decline of 24 percent, driven by lower shipments across nearly all categories in the Sporting Products segment and declines in the organic Outdoor Products businesses.

•Gross profit declined 23 percent to $227 million and gross profit margin decreased 390 basis to 32.7 percent primarily due to decreased volume and price in the Sporting Products segment, partially offset by acquisitions.

•Operating expenses were $135 million, up 11 percent, primarily driven by increased selling, general, and administrative expenses from acquired businesses, partially offset by decreased selling costs in both Sporting Products and the organic businesses in Outdoor Products.

•Operating income decreased 47 percent to $92 million. Adjusted operating income declined 45 percent to $101 million. Operating income margins decreased 819 basis points to 13.3 percent. Adjusted operating income margins decreased 823 basis points to 14.6 percent.

•Net income decreased to $58 million. Net income margin was 8.4 percent.

•Adjusted EBITDA decreased 38 percent to $126 million. Adjusted EBITDA margins decreased 704 basis points to 18.2 percent.

•Diluted Earnings per Share (EPS) was $0.99, down 54 percent, compared with $2.16. Adjusted EPS was $1.12, down 52 percent, compared with $2.31.

•Cash flow provided by operating activities was $74 million, compared with $108 million. Adjusted free cash flow generation was $75 million, compared with $110 million.

For the three months ended June 25, 2023 segment results versus the three months ended June 26, 2022:

Sporting Products

•Sales declined 26 percent to $377 million, in-line with our guidance, driven primarily by lower shipments across nearly all categories as channel inventory has normalized, and the previously announced termination of the Lake City contract at the beginning of the third fiscal quarter in the prior year.

•Gross profit decreased 34 percent to $132 million caused by decreased volume and price.

•Operating income decreased 38 percent to $108 million primarily driven by lower gross profit, partially offset by decreased selling costs. Operating income margin was 28.8 percent.

•Adjusted EBITDA decreased 37 percent to $115 million. Adjusted EBITDA margins decreased 523 basis points to 30.5 percent.

Outdoor Products

•Sales increased 8 percent to $317 million. Organic sales were $235 million, down 20 percent, primarily caused by lower volume due to high channel inventory.

•Gross profit increased 3 percent to $95 million, driven by acquisitions, partially offset by decreased volume from organic businesses.

•Operating income declined 76 percent to $7 million primarily caused by increased selling, general, and administrative costs related to acquired businesses, partially offset by increased total gross profit and lower selling costs related to organic businesses. Operating income margin was 1.9 percent.

•Adjusted EBITDA decreased 39 percent to $24 million. Adjusted EBITDA margins decreased 592 basis points to 7.6 percent.

“The first quarter of fiscal year 2024 was a testament to our continued financial discipline and focus on margin improvement and cash flow as we head toward spin,” said Andy Keegan, Vice President and Interim CFO of Vista Outdoor. “We generated $74 million of cash flow from operations and $75 million of adjusted free cash flow during the first quarter. Our net debt leverage ratio finished the quarter at 1.7x, within our target range of 1.0x to 2.0x. We will continue to prioritize debt paydown as our primary use of capital leading up to our planned separation, and we expect to spin in the fourth quarter of calendar year 2023.

“Our results in Sporting Products were in line with our expected and previously communicated range of high $300 million sales and an EBITDA margin in the low 30s. Our performance within the Outdoor Products segment was as expected and our previously announced cost reduction and earnings improvement program has begun to take hold. These impacts are translating to a positive impact on our bottom line as seen by the 473 basis point sequential improvement in our Adjusted EBITDA margins.”

Outlook for Fiscal Year 2024

The Company expects:
•Sales in the range of $2.85 billion to $2.95 billion
•Sporting Products sales expected to be approximately $1.475 billion to $1.525 billion
•Outdoor Products sales expected to be approximately $1.375 billion to $1.425 billion
•Adjusted EBITDA margin in the range of 17.75 percent to 18.75 percent
•Sporting Products EBITDA margin range of 26.75 percent to 27.75 percent
•Outdoor Products EBITDA margin range of 12.00 percent to 13.00 percent
•Earnings per share in the range of $4.38 to $4.88. Adjusted Earnings per share in the range of $4.50 to $5.00
•Cash from operating activities between $323 million to $375 million. Adjusted Free cash flow in the range of $290 million to $340 million
•Effective tax rate of approximately 23.5 percent
•Interest expense in the range of $65 million to $75 million
•Capital expenditures as a percent of sales of approximately 1.5 percent

Please see the tables in the press release for a reconciliation of non-GAAP measures; organic sales, adjusted income from operations, adjusted taxes, adjusted net income, adjusted earnings per share, adjusted free cash flow, adjusted EBITDA, and adjusted EBITDA margins to the comparable GAAP measures.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its business operations, First Quarter Fiscal Year 2024 financial results, and provide an update on its business outlook on July 27, 2023, at 9 a.m. ET. The conference call will be accessible through a live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until August 24, 2023. The telephone number is (866) 813-9403 and the access code is 291717.

Reconciliation of Non-GAAP and Supplemental Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted operating expenses, adjusted operating income, adjusted taxes, adjusted net income and adjusted diluted earnings per share (EPS). Vista Outdoor defines these measures as, operating expenses, operating income, taxes, net income, and EPS, excluding, where applicable, the impact of costs incurred for transition costs, executive transition costs, planned separation costs, restructuring, contingent consideration and post-acquisition compensation. Vista Outdoor management is presenting these measures so a reader may compare operating expenses, income from operations, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended June 25, 2023
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Operating income	Other Income / (Expense)	Interest Expense	Taxes	Net Income	EPS (1)
As reported	$226,757	$134,571	$92,186	$(541)	$(16,218)	$(17,327)	$58,100	$0.99
Transition costs	—	(3,002)	3,002	—	—	(720)	2,282
Executive transition costs	—	(658)	658	—	—	(158)	500
Planned separation costs	—	(3,224)	3,224	—	—	(774)	2,450
Restructuring	—	(834)	834	—	—	(200)	634
Post-acquisition compensation	—	(1,405)	1,405	—	—	—	1,405
As adjusted	$226,757	$125,448	$101,309	$(541)	$(16,218)	$(19,179)	$65,371	$1.12

(1) As reported net income per share and adjusted net income per share are both calculated based on 58,541 diluted weighted average shares of common stock.

Three months ended June 26, 2022
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Operating income	Other Income / (Expense)	Interest Expense	Taxes	Net Income	EPS (1)
As reported	$293,470	$121,045	$172,425	$—	$(6,310)	$(40,100)	$126,015	$2.16
Transaction costs	—	(2,086)	2,086	—	—	(515)	1,571
Contingent consideration	—	112	(112)	—	—	28	(84)
Transition costs	—	(272)	272	—	—	(68)	204
Post-acquisition compensation	—	(4,332)	4,332	—	—	(660)	3,672
Planned separation costs	—	(4,300)	4,300	—	—	(1,075)	3,225
As adjusted	$293,470	$110,167	$183,303	$—	$(6,310)	$(42,390)	$134,603	$2.31

(1) As reported net income per share and adjusted net income per share are both calculated based on 58,381 diluted weighted average shares of common stock..
The adjustments to "as reported" net income are items that are excluded from reported GAAP results to arrive at the "as adjusted" net income.

During the three months ended June 25, 2023, we incurred costs that we feel are not indicative of ongoing operations as follows:
•transition costs for prior acquisitions to integrate into the Company such as retention, professional fees and travel costs;
•executive transition costs for executive search fees and related costs for the transition of our CEO and General Counsel executives;
•costs associated with the planned separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly traded companies, including restructuring, severance, retention, advisory and legal fees;
•restructuring costs related to an over $50 million cost reduction and earnings improvement program, announced during our fourth fiscal quarter of 2023, which includes severance and asset impairments related to product line reassessments, office closures, and headcount reductions across our brands and corporate teams, and;
•post-acquisition compensation expense related to employee retention payments in connection with the Foresight, Stone Glacier, and QuietKat acquisitions.
As noted above, our reported tax expense of $(17,327) results in a tax rate of 23.0 percent and our adjusted tax expense of $(19,179) results in an adjusted tax rate of 22.7 percent.

During the three months ended June 26, 2022, we incurred costs that we feel are not indicative of ongoing operations as follows:
•transaction costs associated with possible and actual transactions, including advisory and legal fees;
•non-cash expenses for the change in the estimated fair value of the contingent consideration payable related to our HEVI-Shot acquisitions;
•transition costs for our Foresight, Fiber Energy, Stone Glacier, Remington, and QuietKat businesses to integrate into the Company such as retention, professional fees and travel costs;
•post-acquisition compensation expense related to employee retention payments in connection with the Foresight, Stone Glacier, and QuietKat acquisitions, and;
•costs associated with the planned separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly traded companies, including restructuring, severance, retention, advisory and legal fees.
As noted above, our reported tax expense of $(40,100) results in a tax rate of 24.1 percent and our adjusted tax expense of $(42,390) results in an adjusted tax rate of 24.0 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. Vista Outdoor management believes that free cash flow provides investors with an important indication of the cash generated by our business for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow to assess overall liquidity.

Adjusted free cash flow is defined as free cash flow eliminating the cash impact of the following items that are adjusted in our presentation of reported income to adjusted net income: transaction costs, transition costs, planned separation costs, post-acquisition compensation, restructuring and executive transition costs. Vista Outdoor management believes that adjusted free cash flow enhances investors’ understanding of the liquidity of our ongoing operations. Adjusted free cash flow is also used by Vista Outdoor to assess employees’ performance and determine their annual incentive payments. Vista Outdoor’s definition of adjusted free cash flow may differ from those used by other companies. During the fourth quarter of fiscal year 2023, we modified our definition of adjusted free cash flow to no longer adjust for applicable tax amounts. All periods presented have been adjusted for this modification.

	Three months ended
(in thousands)	June 25, 2023	June 26, 2022	Projected year ending March 31, 2024
Cash provided by operating activities	$73,701	$107,577	$323,351–374,851
Capital expenditures	(7,616)	(4,910)	~(42,750-44,250)
Free cash flow	$66,085	$102,667	$280,601-330,601
Transaction costs	—	3,217	—
Transition costs	1,663	116	1,663
Planned separation costs	2,629	4,300	2,629
Post acquisition compensation	83	83	83
Restructuring	2,241	—	2,241
Executive transition	2,783	—	2,783
Adjusted free cash flow	$75,484	$110,383	$290,000–340,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

Adjusted EPS guidance, excluding the impact of costs incurred to date for transition costs, executive transition costs, planned separation costs, restructuring, and post-acquisition compensation, is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY24 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including transition costs, executive transition costs, planned separation costs, restructuring, and post-acquisition compensation	$4.38	$4.88
Transition costs	0.04	0.04
Executive transition costs	0.01	0.01
Planned separation costs	0.04	0.04
Restructuring	0.01	0.01
Post-acquisition compensation	0.02	0.02
Adjusted EPS guidance	$4.50	$5.00

Organic Sales Reconciliation
Organic sales is a non-GAAP measure of sales growth excluding the impacts of acquisitions from year-over-year comparisons. Sales are considered inorganic for the twelve months after acquisition. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.

	Three months ended
(in thousands)	June 25, 2023	June 26, 2022
Sporting Products	$376,593	$510,626
Outdoor Products	316,740	291,986
Sales, net	$693,333	$802,612
Less Sporting Products acquisitions	—	—
Less Outdoor Products acquisitions	(82,168)	—
Sporting Products organic sales, net	$376,593	$510,626
Outdoor Products organic sales, net	234,572	291,986
Organic sales, net	$611,165	$802,612

Adjusted EBITDA Margin
Adjusted EBITDA is defined as Net Income before other income/(expense), interest, taxes, and depreciation and amortization, excluding the non-recurring and non-cash items referenced above. We calculated “Adjusted EBITDA margins” as Adjusted EBITDA divided by net sales. Vista Outdoor management believes adjusted EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. Adjusted EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net income margin. Vista Outdoor’s definition may differ from that used by other companies.

EBITDA NON-GAAP RECONCILIATION AND SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

Segment Adjusted EBITDA

	Three months ended June 25, 2023
	Sporting Products	Outdoor Products	Total
Segment operating income (1)	$108,464	$6,524	$114,988
Depreciation and amortization	6,399	17,578	23,977
Adjusted segment EBITDA	$114,863	$24,102	$138,965
Adjusted segment EBITDA margin	30.5%	7.6%

	Three months ended June 26, 2022
	Sporting Products	Outdoor Products	Total
Segment operating income (1)	$176,086	$27,686	$203,772
Depreciation and amortization	6,382	11,807	18,189
Adjusted segment EBITDA	$182,468	$39,493	$221,961
Adjusted segment EBITDA margin	35.7%	13.5%

(1) We do not calculate GAAP net income at the segment level, but have provided segment operating income and operating income margin as a relevant measurement of profitability. Segment operating income does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to our consolidated net income in the segment income to consolidated net income reconciliation table included in this release.

Consolidated Adjusted EBITDA Reconciliation

	Three months ended
(in thousands)	June 25, 2023	June 26, 2022
Net Income	$58,100	$126,015
Other expense, net	541	—
Interest expense, net	16,218	6,310
Income tax provision	17,327	40,100
Depreciation and amortization	24,927	19,316
Transaction costs	—	2,086
Transition costs	3,002	272
Restructuring	658	—
Executive transition costs	3,224	—
Contingent consideration	—	(112)
Planned separation costs	834	4,300
Post-acquisition compensation	1,405	4,332
Adjusted EBITDA	$126,236	$202,619
Adjusted EBITDA Margin	18.2%	25.2%

SEGMENT INCOME TO CONSOLIDATED NET INCOME RECONCILIATION
(In thousands)
(Unaudited)

	Three months ended
	June 25, 2023	June 26, 2022
Segment income	$114,988	$203,772
Corporate costs and expenses (1)	(22,802)	(31,347)
Operating income	$92,186	$172,425
Other expense, net	(541)	—
Interest expense, net	(16,218)	(6,310)
Income tax provision	(17,327)	(40,100)
Net Income	$58,100	$126,015

(1) Includes corporate overhead and certain non-recurring items as described in the schedules to this release
EBITDA Margin Guidance
Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net income margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net income margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net income is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Our reporting segments, Outdoor Products and Sporting Products, provide consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. As Vista Outdoor announced in 2022, the Company plans on separating its Outdoor Products and Sporting Products segments into two independent, publicly traded companies. For news and information, visit our website at www.vistaoutdoor.com.

Forward-Looking Statements

Some of the statements made and information contained in this Press Release, excluding historical information, are "forward-looking statements," including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words "believe," "expect," "anticipate," "intend," "aim," "should" and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the separation of our Outdoor Products and Sporting Products segments, including that the process of exploring the transaction and potentially completing the transaction could disrupt or adversely affect the consolidated or separate businesses, results of operations and financial condition, that the transaction may not achieve some or all of any anticipated benefits with respect to either business and that the transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption sat shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the COVID-19 pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers. You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2023 and in the filings we make with Securities and Exchange Commission (the "SEC") from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

#          #          #

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three months ended
(Amounts in thousands except per share data)	June 25, 2023	June 26, 2022
Sales, net	$693,333	$802,612
Cost of sales	466,576	509,142
Gross profit	226,757	293,470
Operating expenses:
Research and development	12,080	7,897
Selling, general, and administrative	122,491	113,148
Operating income	92,186	172,425
Other expense, net	(541)	—
Interest expense, net	(16,218)	(6,310)
Income before income taxes	75,427	166,115
Income tax provision	(17,327)	(40,100)
Net income	$58,100	$126,015
Earnings per common share:
Basic	$1.01	$2.23
Diluted	$0.99	$2.16
Weighted-average number of common shares outstanding:
Basic	57,455	56,486
Diluted	58,541	58,381

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	June 25, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$63,163	$86,208
Net receivables	391,464	339,373
Net inventories	710,020	709,897
Other current assets	53,461	60,636
Total current assets	1,218,108	1,196,114
Net property, plant, and equipment	221,137	228,247
Operating lease assets	107,318	106,828
Goodwill	465,709	465,709
Net intangible assets	720,528	733,176
Deferred charges and other non-current assets, net	76,925	68,808
Total assets	$2,809,725	$2,798,882
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$100,000	$65,000
Accounts payable	156,337	136,556
Accrued compensation	46,186	60,719
Accrued income taxes	21,516	6,676
Federal excise, use, and other taxes	35,592	38,543
Other current liabilities	162,370	146,377
Total current liabilities	522,001	453,871
Long-term debt	886,005	984,658
Deferred income tax liabilities	41,994	40,749
Long-term operating lease liabilities	103,820	103,313
Accrued pension and postemployment benefits	24,717	25,114
Other long-term liabilities	51,186	59,384
Total liabilities	1,629,723	1,667,089

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,997,650 shares as of June 25, 2023 and 57,085,756 shares as of March 31, 2023	579	570
Additional paid-in capital	1,656,558	1,711,155
Accumulated deficit	(172,428)	(230,528)
Accumulated other comprehensive loss	(78,002)	(80,802)
Common stock in treasury, at cost — 5,966,789 shares held as of June 25, 2023 and 6,878,683 shares held as of March 31, 2023	(226,705)	(268,602)
Total stockholders' equity	1,180,002	1,131,793
Total liabilities and stockholders' equity	$2,809,725	$2,798,882

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Quarters ended
(Amounts in thousands)	June 25, 2023	June 26, 2022
Operating Activities:
Net income	$58,100	$126,015
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	12,220	11,280
Amortization of intangible assets	12,707	8,036
Amortization of deferred financing costs	2,078	353
Change in fair value of contingent consideration	—	(112)
Deferred income taxes	576	163
Gain on foreign exchange	(1,272)	—
(Gain)/loss on disposal of property, plant, and equipment	(59)	139
Share-based compensation	3,307	7,257
Changes in assets and liabilities:
Net receivables	(51,915)	(73,105)
Net inventories	(6,117)	(29,504)
Accounts payable	21,850	33,468
Accrued compensation	(14,546)	(36,347)
Accrued income taxes	16,231	39,342
Federal excise, use, and other taxes	(2,951)	5,292
Pension and other postretirement benefits	341	341
Other assets and liabilities	23,151	14,959
Cash provided by operating activities	73,701	107,577
Investing Activities:
Capital expenditures	(7,616)	(4,910)
Acquisition of businesses, net of cash received	—	—
Proceeds from the disposition of property, plant, and equipment	129	43
Cash used for investing activities	(7,487)	(4,867)
Financing Activities:
Proceeds from credit facility	30,000	15,000
Repayments of credit facility	(95,000)	(95,000)
Debt issuance costs	(31)	—
Proceeds from issuance of long-term debt	—	—
Payments on long-term debt	(90)	—
Payments made for contingent consideration	(8,585)	—
Proceeds from exercise of stock options	39	147
Payment of employee taxes related to vested stock awards	(16,024)	(8,923)
Cash used in financing activities	(89,691)	(88,776)
Effect of foreign exchange rate fluctuations on cash	432	94
Increase (decrease) in cash and cash equivalents	(23,045)	14,028
Cash and cash equivalents at beginning of period	86,208	22,584
Cash and cash equivalents at end of period	$63,163	$36,612